As filed with the Securities and Exchange Commission on February 14, 2011.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
PAREXEL INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	04-2776269 (I.R.S. Employer Identification No.)

195 West Street, Waltham, Massachusetts (Address of Principal Executive Offices)	02451 (Zip Code)
2010 Stock Incentive Plan
(Full Title of the Plan)
Douglas A. Batt
Senior Vice President, General Counsel & Secretary
195 West Street
Waltham, Massachusetts 02451
(Name and Address of Agent For Service)
(781) 487-9900
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, $0.01 par value per share (including the associated Preferred Stock Purchase Rights)	2,000,000 shares	$21.105 (2)	$42,210,000 (2)	$4,900.58

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high ($21.25) and low ($20.96) prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on February 8, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c) The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4. Description of Securities.
     Not applicable.

     Item 5. Interests of Named Experts and Counsel.
     Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.
     Item 6. Indemnification of Directors and Officers.
     Section 8.51 of the Massachusetts Business Corporation Act, under which the registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
     Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.
     Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.
     Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.
     Article 6 of the Company’s Restated Articles of Organization provides that the registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened,

pending or completed action, suit or proceeding, by reason of the fact that he is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the registrant, or by reason of any action alleged to have been taken or omitted in such capacity against all expenses (including attorneys’ fees), judgments and fines incurred by such person or on his or her behalf in connection with such action, suit or proceeding, unless such person shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the registrant or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
     Section 2 of Article V of the registrant’s by-laws provides that each director and officer of the registrant, and any person who, at the request of the registrant, serves as a director or officer of another organization shall be indemnified by the registrant against any cost, expense (including attorneys’ fees), judgment, liability and/or amount paid in settlement reasonably incurred by or imposed upon him in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which he may be made a party or otherwise involved or with which he shall be threatened, by reason of his being, or related to his status as, a director or officer of the registrant or of any other organization, which other organization he serves or has served as director or officer at the request of the registrant (whether or not he continues to be an officer or director of the registrant or such other organization at the time such action, suit or proceeding is brought or threatened), unless such indemnification is prohibited by the Business Corporation Law of the Commonwealth of Massachusetts.
     Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The registrant maintains directors’ and officers’ liability insurance which may protect the registrant’s directors and officers against costs and liabilities imposed upon them in their roles with the registrant, including in circumstances under which indemnification would not be permitted under the Massachusetts Business Corporation Act.
     Item 7. Exemption from Registration Claimed.
     Not applicable.
     Item 8. Exhibits.
     The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, state of Massachusetts on this 14th day of February, 2011.

PAREXEL INTERNATIONAL CORPORATION
By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of PAREXEL International Corporation, hereby severally constitute and appoint Josef H. von Rickenbach and James F. Winschel, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PAREXEL International Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Josef H. von Rickenbach	Chairman of the Board and	February 14, 2011
Josef H. von Rickenbach	Chief Executive Officer
(principal executive officer)

/s/ James F. Winschel, Jr.	Senior Vice President and	February 14, 2011
James F. Winschel, Jr.	Chief Financial Officer
(principal financial and accounting officer)

/s/ A. Dana Callow, Jr.	Director	February 14, 2011
A. Dana Callow, Jr.

/s/ Patrick J. Fortune	Director	February 14, 2011
Patrick J. Fortune

Signature	Title	Date

/s/ Eduard E. Holdener	Director	February 14, 2011
Eduard E. Holdener

/s/ Christopher J. Lindop	Director	February 14, 2011
Christopher J. Lindop

/s/ Richard L. Love	Director	February 14, 2011
Richard L. Love

/s/ Ellen M. Zane	Director	February 14, 2011
Ellen M. Zane

INDEX TO EXHIBITS

Number	Description

4.1
Amended and Restated Articles of Organization of the Registrant, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006 and incorporated herein by this reference).

4.2
Amended and Restated By-Laws of the Registrant, as amended (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and incorporated herein by this reference).

4.3
Rights Agreement dated March 27, 2003 between the Registrant and Equiserve Trust Company, as Rights Agent, which includes as Exhibit A the Form of Certificate of Vote of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of the Rights to Purchase Common Stock (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K/A dated March 31, 2003 and incorporated herein by this reference).

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5).
23.2	Consent of Ernst & Young LLP.
24	Power of attorney (included on the signature pages of this registration statement).
99	2010 Stock Incentive Plan (filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010 and incorporated herein by this reference).